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                                                                     EXHIBIT 5.2

                   [LETTERHEAD OF APPLEBY, SPURLING & KEMPE]

                                                                       [ ], 2000



         Goldman, Sachs & Co.
         Salomon Smith Barney Inc.
         Merrill Lynch, Pierce, Fenner & Smith (Incorporated)
         (As representatives of the several Underwriters)
         c/o Goldman, Sachs & Co.
         85 Broad Street
         New York, N.Y. 10004
         USA


         Dear Sirs

         ASIA GLOBAL CROSSING LIMITED (THE "COMPANY")


         We have acted as legal counsel in Bermuda to the Company and this opinion as to Bermuda law is addressed to you in connection with the proposed offer by the Company of an aggregate [ ] Class 'A' Common Shares of par value US$0.01 each (the "Common Shares") (including the
         [ ] additional shares which are subject, to an over-allotment option) pursuant to a prospectus ("the Prospectus"), forming part of the Registration Statement on Form S-1 (No. 333-37666) ("the Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act").


         Unless otherwise defined in this opinion or the Schedules to it, capitalised terms have the meanings assigned to them in the Underwriting Agreement.

         For the purposes of this opinion we have examined and relied upon the documents listed (which, in some cases, are also defined) in Schedule 1 to this opinion (the "Documents").

         ASSUMPTIONS

         In stating our opinion we have assumed:-


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         (a)      the authenticity, accuracy and completeness of all Documents
                  (including, without limitation, public records) submitted to us as originals and the conformity to authentic original Documents of all Documents submitted to us as certified, conformed, notarised or photostatic copies;

         (b)      the genuineness of all signatures on the Documents;

         (c) the authority, capacity and power of each of the persons signing the Documents (other than the Company);

         (d) that any factual statements made in any of the Documents are true, accurate and complete;

         (e) that the Underwriting Agreement constitutes the legal, valid and binding obligations of each of the parties thereto, other than the Company, under the laws of its jurisdiction of incorporation or its jurisdiction of formation;

         (f) that the Underwriting Agreement has been validly authorised, executed and delivered by each of the parties thereto, other than the Company, and the performance thereof is within the capacity and powers of each such party thereto, and that each such party to which the Company purportedly delivered the Underwriting Agreement has actually received and accepted delivery of the Underwriting Agreement;

         (g) that the Underwriting Agreement will effect, and will constitute legal, valid and binding obligations of each of the parties thereto, enforceable in accordance with its terms, under the laws of the State of New York by which it is expressed to be governed;

         (h) that the Underwriting Agreement is in the proper legal form to be admissible in evidence and enforced in the courts of the State of New York and in accordance with the laws of the State of New York;

         (i) that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the execution or delivery of the Underwriting Agreement or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Underwriting Agreement and the Bye-laws of the Company is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

         (j) that the Searches were complete and accurate at the time that they were made and disclosed all information which is material for the purposes of this opinion and such
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                  information has not since such date been materially altered;

         (k) that the Resolutions are in full force and effect and have not been rescinded, either in whole or in part and accurately record the resolutions passed by the Board of Directors of the Company or the Shareholders, as the case may be, at meetings which were duly convened and at which duly constituted quorums were present and voting throughout and accurately record the resolutions adopted by the Directors and Shareholders of the Company;

         (l) the Company has entered into its obligations under the Underwriting Agreement in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Underwriting Agreement would benefit the Company;

         (m) that none of the Underwriters is carrying on (whether generally or in connection with the Underwriting Agreement) investment business in or from within Bermuda in breach of (and within the meanings of) The Investment Business Act 1998 of Bermuda; and

         (n) that when executed any document presented to us in draft will not differ in any material way from the draft which we have examined.

         OPINION

         Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:-

         (1) The Company is a company duly organized, validly existing and in good standing under the laws of Bermuda and has the requisite power to conduct its business and to own its properties as described in the Registration Statement and the Prospectus and to enter into and perform the terms and conditions of the Underwriting Agreement and to issue, sell and deliver the Common Shares to the Underwriters as provided therein.

         (2) Based solely on paragraph 1 of the Officer's Certificate, the Company is duly registered and qualified to conduct its business and is in good standing in each jurisdiction or place where the nature of its properties or the conduct of its business requires such registration or qualification except where failure so to register or qualify to be in good standing would not have a Material Adverse Effect.


[NOT YET (3)      The Company's authorised share capital is US$25,200,000
INCREASED]        divided into 1,200,000,000 Class 'A' Common Shares of par
                  value US$0.01 each, 1,200,000,000 Class 'B' Common Shares of par value US$0.01 each and 120,000,000 Preferred Shares of par value US$0.01 each.

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         (4)      All of the authorised and issued shares of the Company based solely on paragraph 2 of the Officer's Certificates, prior to the issuance of the Common Shares have been duly and validly authorised and the share register of each of Pacific Crossing Holdings Ltd. and GCT Pacific Holdings Ltd. (the "Bermuda Subsidiaries") discloses that all of the issued shares of each Bermuda Subsidiary are registered in the name of the Company. We have searched the Register of Charges maintained by the Registrar of Companies in Bermuda against the name of the Company and the Bermuda Subsidiaries this search has disclosed [no charges [ ] over the shares of the Company and of any of the Bermuda Subsidiaries]. Registration of charges is not mandatory and charges may exist over the shares of the Company and the Bermuda Subsidiaries without having been registered. Accordingly we cannot opine definitively that there are no charges over the shares of the Company or the Bermuda Subsidiaries.

         (5) The Common Shares to be issued and sold to the Underwriters under the Underwriting Agreement have been duly authorised and when issued to the Underwriters against payment therefore in accordance with the terms of the Underwriting Agreement will be validly issued, fully paid and non-assessable.

         (6) The Company has taken all necessary corporate action to authorise the execution and delivery of the Underwriting Agreement to which it is a party, and the performance by it of the transactions contemplated therein.

         (7) The issue by the Company of the Compmon Shares and the execution and delivery by the Company of, and the performance of its obligations under and compliance with the provisions of, the Underwriting Agreement to which it is a party will not:

                  (a) violate any provision of any applicable law of Bermuda, nor, as far as can be ascertained from public records, any regulation or order of any governmental, judicial or public body or authority of or in Bermuda;

                  (b)      violate the Constitutional Documents; or

                  (c) result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company, or the Bermuda Subsidiaries.

         (8) The Underwriting Agreement to which the Company is a party, constitutes legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms. When issued, paid for and delivered to the Underwriters pursuant to the Underwriting Agreement, the Common Shares will be validly issued fully paid and non-assessable shares of the Company with the rights set out in the Bye-laws of the Company which will constitute valid, binding and enforceable rights.

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         (9)      Other than obtaining the consent of the Bermuda Monetary
                  Authority to the issue and transferability of the Common Shares and the filing of the Prospectus with the Registrar of Companies, there is no registration or filing with, or consent, license, approval, declaration, permission, authorisation, exemption or similar instrument of, or the taking of any other action by, any person in Bermuda which is required in connection with the issue or sale of Common Shares or the execution, delivery or performance by the Company of the Underwriting Agreement to which it is a party, or to ensure the legality, validity, enforceability or admissibility in evidence of the Underwriting Agreement in Bermuda.


         (10) Based solely upon our Searches (which are not conclusive), no litigation, arbitration or administrative proceedings are presently current or pending in Bermuda with respect to the Company, or any Bermuda Subsidiary and no notice has been filed with the Registrar of Companies of the passing of a resolution to wind up or appoint a liquidator or receiver and no petition has been presented for the appointment of a receiver or liquidator to or for the dissolution, reconstruction or reorganisation of the Company or any of its respective assets.

         (11) Neither the Company nor any of its properties or assets enjoys under Bermuda law any rights or immunity from legal proceedings in Bermuda, or from enforcement, execution of judgment upon or attachment of its property or assets or otherwise.

         (12) The choice of the laws of the State of New York to govern the Underwriting Agreement is a proper, valid and binding choice of law and will be recognized and applied by the Courts of Bermuda, assuming that such choice of law is a valid and binding choice of law under the laws of the State of New York, and provided that (i) the point is specifically pleaded; and
                  (ii) recognition would not be contrary to public policy as that term is understood under Bermuda law.

         (13) The irrevocable submission by the Company to the jurisdiction of the New York State and Federal courts sitting in New York and as is provided for in the Underwriting Agreement and the appointment of the Process Agent also provided for in the Underwriting Agreement constitutes the legal, valid and binding submission and appointment of the Company, provided that such submission and appointment is accepted by the New York State and Federal Courts sitting in New York and, with respect to the appointment of Process Agent, provided that no other procedural requirements are necessary in order to validate such appointment.

         (14) A final and conclusive judgment of the United States Federal or New York State Courts based upon the Shares, or the Underwriting Agreement under which a sum of money is payable (not being a sum payable in respect of taxes or other charges of a like nature, in respect of a fine or other penalty, or in respect of multiple damages as defined in The Protection of Trading Interests Act 1981) may be the subject of enforcement proceedings in the Supreme Court of Bermuda without re-examination
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                  of the merits of the case under the common law doctrine of obligation by action on the debt evidenced by the foreign court's judgment. On general principles, we would expect such proceedings to be successful provided that the court which gave the judgment was competent to hear the action in accordance with private international law principles as applied in Bermuda and the judgment is not contrary to public policy in Bermuda, has not been obtained by fraud or in proceedings contrary to natural justice and is not based on an error in Bermuda law.

                  Enforcement of such a judgment against assets in Bermuda may involve the conversion of the judgment debt into Bermuda dollars, but the Bermuda Monetary Authority has indicated that its present policy is to give the consents necessary to enable recovery in the currency of the obligation.

         (15) The statements in the Prospectus under the captions "Service of Process and Enforcement of Liabilities", "Certain Income Consequences - Taxation of Asia Global Crossing" - "Bermuda Tax Considerations", "Taxation of Holders - Bermuda Tax Considerations" insofar as they purport to describe the provisions of the laws of Bermuda referred to therein, are accurate and correct in all material respects.

         (16) No stamp or other issuance or transfer taxes or duties and no capital gains, income, withholding or other taxes are payable by or on behalf of the Underwriters to the Bermuda Government or to any political subdivision or taxing authority thereof or therein in connection with the execution of the Underwriting Agreements or in connection with the issuance or sale of the Common Shares.

RESERVATIONS

         We have the following reservations:-

         (a) The term "enforceable" as used in this opinion means that the obligations assumed by the relevant party under the Bye-laws of the Company and the Underwriting Agreement are of a type which the courts of Bermuda enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms, because of the matters referred to in reservation (b).

         (b) We express no opinion as to the availability of equitable remedies such as specific performance or injunctive relief, or as to any matters which are within the discretion of the courts of Bermuda in respect of any obligations of the Company as set out in the Underwriting Agreement and in the Bye-laws of the Company. Further, we express no opinion as to the validity or binding effect of any waiver of or obligation to waive either any provision of law (whether substantive or procedural) or any right or remedy.


        (c)       Enforcement of the obligations of the Company under

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                  the Underwriting Agreement may be limited or affected by
                  applicable laws from time to time in effect relating to bankruptcy, insolvency or liquidation or any other laws or other legal procedures affecting generally the enforcement of creditors' rights.


         (d) Enforcement of the obligations of the Company may be the subject of a statutory limitation of the time within which such proceedings may be brought.

         (e) We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

         (f) Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.

         (g) We express no opinion as to the validity, binding effect or enforceability of any provision incorporated into the Bye-laws of the Company or either of the Underwriting Agreements by reference to a law other than that of Bermuda, or as to the availability in Bermuda of remedies which are available in other jurisdictions.

         (h) Where a person is vested with a discretion or may determine a matter in his or its opinion, such discretion may have to be exercised reasonably or such an opinion may have to be based on reasonable grounds.

         (i) We express no opinion as to the validity or binding effect of any provision of the Bye-laws of the Company or of the Underwriting Agreement which provides for the severance of illegal, invalid or unenforceable provisions.

         (j) A Bermuda court may refuse to give effect to any provisions of the Underwriting Agreements and the Bye-laws of the Company in respect of costs of unsuccessful litigation brought before the Bermuda court or where that court has itself made an order for costs.

         (k) Searches of the Register of Companies at the office of the Registrar of Companies and of the Supreme Court Causes Book at the Registry of the Supreme Court are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal:

                  (i) whether an application to the Supreme Court for a winding up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the Search is concluded;

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                  (ii)     whether any arbitration or administrative proceedings
                           are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed;

                  (iii) details of matters which have been lodged for filing or registration which as a matter of general practice of the Registrar of Companies would have or should have been disclosed on the public file but have not actually been registered or to the extent that they have been registered have not been disclosed or appear in the public records at the date and time the search is concluded;

                  (iv) whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the register of charges in accordance with the provisions of the Act.

                  Furthermore, in the absence of a statutorily defined system for the registration of charges created by companies incorporated outside Bermuda ("overseas companies") over their assets located in Bermuda, it is not possible to determine definitively from searches of the register of charges maintained by the Registrar of Companies in respect of such overseas companies what charges have been registered over any of their assets located in Bermuda or whether any one charge has priority over any other charge over such assets.

         (l) In opinion paragraph (1) above, the term "good standing" means that the Company has received a Certificate of Compliance from the Registrar of Companies and means that the Bermuda Subsidiaries have neither failed to make any filing with any Bermuda governmental authority nor to pay any Bermuda government fee or tax, which might make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda. We have relied solely on the Officer's Certificate for the purposes of stating in paragraph (2) of this opinion that "the Company, and each of the Bermuda Subsidiaries is duly registered and qualified to conduct its business and is in good standing in each jurisdiction or place where the nature of its properties or the conduct of its business requires such registration or qualification, except where failure so to register or qualify to be in good standing would not have a Material Adverse Effect."

         (m) The irrevocable submission by the Company to the jurisdiction of the courts sitting in New York as referred to in opinion paragraph (12) above may not prohibit the Company or a holder of the Common Shares from filing and pursuing proceedings in the courts of Bermuda in connection with the Common Shares or the Bye-laws of the Company.

         (n) We express no opinion as to the validity or binding effect of any provision in the Underwriting Agreement for the payment of interest at a higher rate on overdue amounts than on amounts which are current, or that liquidated damages or a penalty
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                  are or may be payable. Such a provision may not be enforceable if it could be established that the amount expressed as being payable was in the nature of a penalty; that is to say a requirement for a stipulated sum to be paid irrespective of, or necessarily greater than, the loss likely to be sustained or if it is expressed as a penalty. If it cannot be demonstrated to the Bermuda court that the higher payment was a reasonable pre-estimate of the loss suffered, the court will determine and award what it considers to be reasonable damages. Section 9 of The Interest and Credit Charges (Regulations) Act 1975 provides that the Bermuda courts have discretion as to the amount of interest, if any, payable on the amount of a judgment after date of judgment. If the Court does not exercise that discretion, then interest will accrue at the statutory rate which is currently 7% per annum.

         (o) Any reference in this opinion to shares being "non-assessable" shall mean, in relation to fully-paid shares of the Company and subject to any contrary provision in any agreement in writing between the Company and the holder of shares, that: no shareholder shall be obliged to contribute further amounts to the capital of the Company, either in order to complete payment for their shares, to satisfy claims of creditors of the Company, or otherwise; and no shareholder shall be bound by an alteration of the Memorandum of Association or Bye-Laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to the Company.

         DISCLOSURE

         This opinion is addressed to you solely for your benefit and is neither to be transmitted to any other person, nor relied upon by any other person or for any other purpose nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent, except as may be required by law or regulatory authority. Further, this opinion speaks as of its date and is strictly limited to the matters stated herein.

         This opinion is addressed to you in connection with the issue and sale of the Shares and is not to be made available to, or relied on by any other person or entity, or for any other purpose, without our prior written consent.

         This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

         Yours faithfully,




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                                   SCHEDULE 1


         1. A faxed copy of a [draft] of an original Registration Statement on Form F-1 with respect to the offer of the Common Shares excluding Exhibits and the documents incorporated by reference.

         2.       A faxed copy of the [draft dated [ ]] Prospectus.


         3. A faxed copy of the Underwriting Agreement between the Company, Goldman Sachs & Co., Salomon Smith Barney Inc., Merrill Lynch, Pierce, Fenner & Smith, as Representatives of the several Underwriters (as therein defined) ("the Underwriting Agreement").


         4.       Certified copies dated [       , 2000] of the Minutes of the
                  Meetings of the Board of Directors of the Company held on
                  [   , 2000] and the resolutions adopted at the Special General
                  Meeting of the Shareholders of the Company on [   , 2000] (the
                  "Resolutions").

         5. The entries and filings shown in respect of the Company on the files of the Company maintained at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search completed at [ ]. (Bermuda time) on [DATE] for the Company.

         6. The entries and filings shown in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search completed at [ ]. (Bermuda time) on [ ] in respect of the Company.


                  (The searches referred to in items 5 and 6 above are together referred to as the "Searches").


         7.       Certified copies dated [   , 2000] of the Certificate of
                  Incorporation, Memorandum of Association and Bye-laws of the Company (the "Constitutional Documents").

         8.       A Certificate of Compliance dated [   , 2000] issued by the
                  Ministry of Finance in respect of the Company.

         9. A copy certified on [DATE], of the Register of Directors and Officers in respect of the Company.

         10.      A copy of a letter, dated [   , 2000] evidencing the consent
                  of the Bermuda Monetary Authority to the issue by the Company of the Common Shares.

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         11.      A copy of the Officer's Certificate dated [DATE] and issued by
                  [ ] as [ ] of the Company on which we have relied completely and exclusively, without any further enquiry for the purposes of our statements in opinion paragraphs 2, 4 and 5 (the "Officer's Certificate").